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[PERCEPTRON LOGO]

Contact: John J. Garber                                             EXHIBIT 99.1
Vice President Finance & CFO
734 414-6100


                     PERCEPTRON ANNOUNCES FOURTH QUARTER AND
                    TWELVE-MONTH RESULTS FOR FISCAL YEAR 2003


PLYMOUTH, MICHIGAN, AUGUST 12, 2003 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced sales of $15.2 million and net income of $1.4 million, or $0.16 per share, for the fourth quarter ended June 30, 2003, compared with sales of $10.5 million and net income of $283,000, or $0.03 per share, for the quarter ended June 30, 2002. For the twelve month period ended June 30, 2003, the Company reported sales of $54.7 million and net income of $3.6 million or $0.43 per share, compared with sales from continuing operations of $43.9 million and income from continuing operations of $942,000, or $0.11 per share, for the same period one year ago.

Sales during the quarter were approximately $4.7 million, or 45%, better than one year ago primarily due to the high level of sales of AutoGauge(TM) systems' of $9.7 million that were up $3.4 million compared with one year ago. Gross profit this quarter was $6.7 million, compared to $4.7 million one year ago.

Selling, general and administrative and engineering, research and development expenses were somewhat higher than the fourth quarter of fiscal 2002 because of accruals related to reinstatement of the Company's 401K match and employee profit sharing, and an increase in costs in Europe as a result of the strong Euro. The income tax benefit of $31,000 reported this quarter reflected a mix of operating profits and losses and different local tax rates among the Company's various operating entities.

The Company had strong new order bookings of $14.8 million during the fourth quarter of fiscal 2003, compared with new order bookings of $14.0 million in the third quarter of fiscal 2003, and $11.6 million for the fourth quarter of fiscal 2002. Total new order bookings during fiscal 2003 were $57.7 million, compared with $40.6 million for fiscal 2002. The high level of bookings throughout fiscal year 2003 resulted primarily from orders for fixed and flexible AutoGauge(TM) systems related to new vehicle tooling programs. The Company's backlog was $18.2 million as of June 30, 2003 compared with $15.2 million as of June 30, 2002.

While the Company expects new orders for its core product lines to return to lower historic levels consistent with the current economic climate, the Company recently introduced and is actively marketing several new products. These include the AutoSpect(R) paint inspection system and the ScanWorks(TM) portable measurement system with design, inspection, and feature extraction capabilities. Two products nearing release are AutoFit(R), a system that measures the gaps between closure panels and the body and the flushness of those panels to the body after final assembly and paint, and AutoScan(R), a system integrated with standard industrial robots that has important applications in the initial design phase of a vehicle. The Company expects to receive orders and report sales for AutoFit(R) and AutoScan(R) before the end of fiscal year 2004.

Alfred A. Pease, Chairman, President and Chief Executive Officer, commented, "We were very pleased with our operating results for the fourth quarter and fiscal year ended June 30, 2003. Our balance sheet continues to strengthen. As of June 30, 2003, we had cash of $11.1 million, no debt, and shareholders' equity was $44.9 million, or $5.40 per share."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EST). Investors can access the call at http://www.firstcallevents.com/service/ajwz387243064gf12.html. If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 12:00 PM today and running until 11:59 PM on Tuesday, August 19, 2003. You can access the rebroadcast by dialing 800 428-6051 (domestic callers) or 973 709-2089 (international callers) and entering the passcode of 303017.


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A replay of the call will also be available in the "Company-News" section of the
Company's website at www.perceptron.com for approximately 90 days following the call. Thereafter, statistical and financial information presented in the call will be available on the Company's website at www.perceptron.com in the Company's Form 10-K for the fiscal year 2003 or in a separate report, both of which can be found under the "Company-Financials" section of the website.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2004 and future revenue and order booking levels. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the Automotive industry's retooling programs, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes, the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The Company's expectations regarding future bookings and revenues are based upon oral discussions with customers and are subject to change based upon a wide variety of factors, including economic conditions and system implementation delays. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process.

























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                                PERCEPTRON, INC.
                             SELECTED FINANCIAL DATA
                     (In Thousands Except Per Share Amounts)





CONDENSED INCOME STATEMENTS                                   THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                                    JUNE 30,               JUNE 30,
                                                               2003        2002        2003        2002
                                                             --------    --------    --------    --------
Net Sales                                                    $ 15,184    $ 10,543    $ 54,679    $ 43,943
Cost of Sales                                                   8,446       5,815      27,145      24,302
                                                             --------    --------    --------    --------
    Gross Profit                                                6,738       4,728      27,534      19,641
Selling, General and Administrative Expense                     3,723       3,238      12,660      11,651
Engineering, Research and Development Expense                   1,695       1,440       6,326       6,569

Restructuring Charge                                                -           -           -         251
                                                             --------    --------    --------    --------
    Operating Income                                            1,320          50       8,548       1,170


Interest Income (Expense), net                                     55         121           9        (249)

Arbitration Charge (Note 1)                                       (32)          -      (2,402)          -

Foreign Currency and Other                                        (23)         15         (31)       (162)
                                                             --------    --------    --------    --------

Income From Continuing Operations
Before Income Taxes                                             1,320         186       6,124         759
Income Tax Expense (Benefit)                                      (31)        (97)      2,542        (183)
                                                             --------    --------    --------    --------
Income From Continuing Operations                               1,351         283       3,582         942

Net Discontinued Forest Products Operations (Note 2)                -           -           -      (3,236)

Net Loss on Sale of Forest Products Business Unit (Note 2)          -           -           -      (1,408)
                                                             --------    --------    --------    --------
Net Income (Loss)                                            $  1,351    $    283    $  3,582    $ (3,702)
                                                             ========    ========    ========    ========

Earnings Per Share From Continuing Operations
        Basic                                                $   0.16    $   0.03    $   0.43    $   0.11
        Diluted                                              $   0.15    $   0.03    $   0.42    $   0.11
Earnings (Loss) Per Share
        Basic                                                $   0.16    $   0.03    $   0.43    $  (0.45)
        Diluted                                              $   0.15    $   0.03    $   0.42    $  (0.45)

Weighted Average Common Shares Outstanding
        Basic                                                   8,329       8,232       8,284       8,209
        Diluted                                                 8,972       8,351       8,622       8,213


CONDENSED BALANCE SHEETS                                                 JUNE 30,    JUNE 30,
                                                                           2003        2002
                                                                        ---------    --------
Cash and Cash Equivalents                                               $  11,101    $  8,143
Other Current Assets                                                       33,773      31,123
Property and Equipment, Net                                                 8,290       8,483
Other Non-Current Assets, Net                                               6,250       6,944
                                                                        ---------    --------
        Total Assets                                                    $  59,414    $ 54,693
                                                                        =========    ========

Current Liabilities                                                     $  14,469    $ 14,442

Long-term Debt                                                                  -       1,040
Shareholders' Equity                                                       44,945      39,211
                                                                        ---------    --------
        Total Liabilities and Shareholders' Equity                      $  59,414    $ 54,693
                                                                        =========    =-======







Note 1: In February 2003, Perceptron received notice of an arbitration damage award against its wholly-owned subsidiary. The arbitration arose out of the 1997 termination by Perceptron B.V. of distributor contracts with Speroni, S.p.A.

Note 2: In March 2002, Perceptron sold its Forest Products business unit.






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